Exhibit 10.21

THE MIDDLEBY CORPORATION

1400 Toastmaster Drive, Elgin, Illinois 60120 • (847) 741-3300 • Fax (847) 741-9561

CONFIDENTIAL

THE MIDDLEBY CORPORATION
SEVERANCE AGREEMENT

The Middleby Corporation (“Middleby” or “Employer”) and Timothy J. FitzGerald (“Employee”) enter into this severance agreement on this 1st day of March 2004. In recognition of the Employee’s past and continued service to The Middleby Corporation, Middleby agrees to provide the Employee with two years of base salary severance and two years of normal employer provided health insurance in the event of the Employee’s involuntary termination of employment from Middleby for any reason other than Cause. Cause shall mean gross negligence, willful misconduct, breach of fiduciary duty involving personal profit, substance abuse, or commission of a felony.

This two-year base salary severance and health insurance guarantee to the Employee will also be in effect in the event of a Change of Control of Middleby and shall be considered a liability of the successor owner of Middleby. In the event of a Change of Control of Middleby, Employee shall have the right at any time within the six-month period immediately following the Change of Control to terminate his employment by providing written notice to Middleby or its Successor. Upon providing such notice of termination Employee shall be entitled to receive two years of base salary severance and two years of normal employer provided health insurance. For purposes of this agreement a Change of Control shall mean any twenty-five percentage point increase in the percentage of outstanding voting securities of The Middleby Corporation hereafter held by any person or group of persons who agree to act together for the purpose of acquiring, holding, voting, or disposing of such voting securities as compared to the percentage of outstanding voting securities of The Middleby Corporation held by such person or group of persons on the date hereof.

              Example: On February 11, 2004 individual A owns 2.42% of the total outstanding voting securities of The Middleby Corporation. Thereafter, individual A commences a series of open market and private purchases, and on March 1, 2004 for the first time his holdings exceed 27.42% of the outstanding voting securities of The Middleby Corporation. A Change of Control occurs on March 1, 2004.

In addition, if the Employee is involuntarily terminated other than for Cause by Middleby or its Successor, incentive compensation under the Management Incentive Plan for any year shall be deemed to have accrued as of the date of termination if and to the extent that incentive compensation under the Management Incentive Plan would have been payable to Employee if he had been employed on the last day of such fiscal year and shall be (i) pro rated based on the number of days that Employee was employed during the fiscal year and (ii) payable in the following fiscal year, on the earlier of April 1 or at the same time as incentive compensation under the Management Incentive Plan for such year is paid to those employees who are still employed by Middleby or its Successor.

Parachute Payments

(i) To the extent that any amount payable to Employee (hereunder or otherwise) alone or together with other compensation constitutes a “parachute payment” within the meaning of section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, (the “Code”) that would result in some or all of the compensation owed being characterized as “excess parachute payments” (as defined by section 280G(b)(1) of the Code), and would, therefore, be subject to an excise tax under section 4999 of the Code (the “Excise Tax”), the Employer shall pay to the Employee, at the time specified below, that additional amount (the “Gross-Up Payment”) necessary to reimburse Employee for the amount of any (i) Excise Tax, (ii) federal, state and local income and employment taxes (including additional Excise Tax) payable with respect to the Gross-Up Payment, and (iii) interest, penalties or additions to tax payable by the Employee with respect to the Excise Tax or the Gross-Up Payment. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of the Employee’s residence, and/or any other state or locality that may be applicable, in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

(ii) The Gross-Up Payments provided for above shall be made upon the earlier of (i) the payment to the Employee of compensation in the nature of a parachute payment or (ii) the imposition upon the Employee or payment by the Employee of any Excise Tax.

(iii) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that the Excise Tax is less than the amount taken into account above, the Employee shall repay to the Employer within thirty (30) days of Employee’s receipt of notice of such final determination the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Employee, if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction). If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that the Excise Tax exceeds the amount taken into account above (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Employer shall make any additional Gross-Up Payment in respect of such excess within thirty (30) days of the Employer’s receipt of notice of such final determination.

(iv) Notwithstanding anything contained herein or in the Management Incentive Plan to the contrary, the amount of any payments made pursuant to this Parachute Payments Section shall be excluded from the calculation of EBITDA under the Management Incentive Plan for purposes of determining bonuses thereunder.

This agreement expires two years from the date first above written (the “Expiration Date”), provided however that such expiration shall not limit or diminish Employee’s rights hereunder which are triggered by (i) involuntary termination of Employee’s employment prior to the Expiration Date, or (ii) voluntary termination of Employee’s employment within the six-month period immediately following a Change of Control if such Change of Control occurs prior to the Expiration Date.

Agreed: /s/ Timothy J. FitzGerald	Timothy J. FitzGerald, VP and CFO
——————————————–

For Middleby: /s/ Selim A. Bassoul	Selim A. Bassoul, President and CEO
————————————

-2-